Exhibit 99.1

NEWS RELEASE

Viridian Appoints Scott Myers as President and Chief Executive Officer

- Transition highlights Viridian’s progression towards becoming a fully-integrated biopharmaceutical company –

Waltham, Mass. — February 6, 2023 — Viridian Therapeutics, Inc. (NASDAQ: VRDN), a biopharmaceutical company focused on discovering and developing potential best-in-class medicines for serious and rare diseases, today announced that the Company has appointed Scott Myers as President and Chief Executive Officer, and a member of the Board of Directors, effective today February 6, 2023. Mr. Myers has more than 30 years of biopharmaceutical and medical technology experience, and has held global executive leadership and director roles at numerous commercial- and development-stage biopharmaceutical companies. He succeeds Jonathan Violin, Ph.D. who has led Viridian since its inception in 2020.

“Our progress and growth since founding Viridian have been nothing but extraordinary. With our first Phase 3 trial in TED underway, and a potential best-in-class subcutaneous strategy advancing rapidly behind it, the time is right to advance the company through its next stage of growth,” said Jonathan Violin, Ph.D., Viridian’s co-founder and founding CEO. “Scott brings to Viridian extensive late-stage clinical development, global commercial, and executive leadership experience with a proven track record of creating value. His appointment puts Viridian in a position to build upon the Company’s strong foundation to achieve our shared vision of becoming a fully-integrated biopharmaceutical company. I am proud of what we have built at Viridian, and excited about the future of the Company under Scott’s leadership.”

Mr. Myers most recently served as the CEO and Director of AMAG Pharmaceuticals, where he led its turnaround and strategic sale to Covis Pharma. Prior to AMAG, he served as CEO and Chairman of the Board of Rainier Therapeutics, a late-stage oncology company. Previous roles include serving as CEO, President and Director of Cascadian Therapeutics until its acquisition by Seagen, and as CEO of Aerocrine AB, a medical technology company. While CEO of these companies, Mr. Myers and his teams transformed the companies to focus on creating and advancing innovative products to deliver significant shareholder value.

“I am honored to lead Viridian at this exciting time of continued growth. I look forward to building on the remarkable accomplishments that Jonathan and the leadership team have achieved, and to executing on our vision of evolving Viridian into a fully-integrated biopharmaceutical company,” said Mr. Myers. “Viridian has a unique opportunity to bring differentiated medicines to market for patients suffering from TED, and to broaden and advance a pipeline of promising next-generation medicines for other serious and rare diseases. The team and I will be focused on clinical execution for our lead programs in TED, and on building our initial commercial team for Viridian’s future phases of growth.”

Mr. Myers is currently on the board of directors at Dynavax Technologies, Harpoon Therapeutics, Ironshore Therapeutics, Selecta Biosciences, and Sensorion. He was previously an Independent Director at Trillium Therapeutics until its acquisition by Pfizer.

Mr. Myers began his career in management consulting and then moved into the pharmaceutical industry through senior commercial leadership roles in the United States and globally at Johnson & Johnson, DOV Pharmaceuticals, and UCB. He holds a Bachelor of Arts degree in Biology from Northwestern University and a Master of Business Administration from the University of Chicago Booth School of Business.

Notice of Issuance of Inducement Grant

Viridian also announced the grant of an inducement award to Mr. Myers as an inducement material to Mr. Myers’ employment pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. In connection with his commencement of employment, Mr. Myers was granted an inducement award consisting of an option to purchase 1,000,000 shares of Viridian’s common stock and 250,000 restricted stock units of Viridian’s common stock. The shares underlying the option and the restricted stock units vest and, in the case of the option, become exercisable as follows: one quarter of the underlying shares on the first anniversary of February 6, 2023 and then in equal monthly installments thereafter over the following 36 months, subject to Mr. Myers’ continued service to the Company. The exercise price of the stock option will equal the closing price of the Company’s common stock on February 6, 2023, the date of the grant.

About Viridian Therapeutics

Viridian Therapeutics is a biopharmaceutical company focused on engineering and developing potential best-in-class medicines for patients with serious and rare diseases. Viridian’s expertise in antibody discovery and engineering enables it to develop differentiated therapeutic candidates for previously validated drug targets in commercially established disease areas.

Viridian is advancing multiple candidates in the clinic for the treatment of patients with thyroid eye disease (TED). The Company recently initiated its first global Phase 3 trial called ‘THRIVE’ to evaluate the safety and efficacy of VRDN-001 in patients with active TED. Viridian is also evaluating VRDN-001 in a Phase 2 proof-of-concept trial in patients with chronic TED. In addition to its intravenously administered VRDN-001 program, the Company is advancing two candidates for its subcutaneous strategy with the goal of providing a more conveniently administered therapy to patients with TED. Viridian is developing multiple preclinical assets in autoimmune and rare diseases.

Viridian is based in Waltham, Massachusetts. For more information, please visit https://www.viridiantherapeutics.com. Follow Viridian on LinkedIn.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or other similar terms or expressions that concern the Company’s expectations, plans and intentions. Forward-looking statements include, without limitation, statements regarding the statements regarding the Company’s clinical development plans and potential and commercialization strategies. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-

looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to, those risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 11, 2022 and other subsequent disclosure documents filed with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither the Company, nor its affiliates, advisors, or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Investor and Media Contact

Viridian Therapeutics, Inc.

Todd James, 617-272-4691

Senior Vice President, Corporate Affairs and Investor Relations

IR@viridiantherapeutics.com

Louisa Stone, 508-808-2400

Manager, Investor Relations

IR@viridiantherapeutics.com

Source: Viridian Therapeutics, Inc.

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